UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2024 (May 28, 2024)

MIRA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-41765	85-3354547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Brickell Avenue, Suite 1950 #1183 Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 432-9792

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MIRA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2024, the Compensation Committee of the Board of Directors of MIRA Pharmaceuticals, Inc. (the “Company”), with reference to data provided by a third party compensation consultant, reviewed and approved the Second Amendment to the Employment Agreement (the “Second Amendment”) with Erez Aminov, the Company’s Chief Executive Officer, which amends the employment agreement between the Company and Mr. Aminov dated April 28, 2023, which was subsequently amended on August 28, 2023, (as amended, the “Employment Agreement”). The Company and Mr. Aminov entered into the Second Amendment on May 28, 2024. All capitalized terms used in this Current Report on Form 8-K will have the meanings set forth in the Employment Agreement unless otherwise defined herein.

Pursuant to the Second Amendment, (i) Mr. Aminov’s annual base salary was increased to $0.3 million per annum effective as of June 1, 2024, (ii) in the event of a Termination Without Cause or a Good Reason Resignation not in connection with a Change of Control (as defined in the MIRA Pharmaceuticals, Inc. 2022 Omnibus Incentive Plan, as amended from time to time), Mr. Aminov shall (1) be paid an amount equal to his annual Base Salary, which payment shall be made seventy-five percent (75%) in a lump sum within thirty (30) days following the effective date of the general release of claims (following any revocation period, the “Release Effective Date”) and twenty-five percent (25%) as salary continuation payments in substantially equal installments over the six (6) months following the Release Effective Date in accordance with the Company’s customary payroll practices commencing on the first payroll date following the Release Effective Date, and (2) receive twelve (12) months’ accelerated vesting of any stock options that are outstanding and unvested as of such termination, such that any outstanding and unvested stock options that would have vested during the twelve- (12) month period following the termination date had Mr. Aminov remained employed in good standing shall become immediately vested and exercisable for a period of three (3) months post-termination, and (iii) in the event of a Termination without Cause or a Good Reason Resignation within eighteen (18) months following a Change of Control (as defined in the MIRA Pharmaceuticals, Inc. 2022 Omnibus Incentive Plan, as amended from time to time), Mr. Aminov shall be entitled to receive (1) the product of (A) the sum of (x) the Mr. Aminov’s Base Salary, plus (y) the Mr. Aminov’s target annual bonus, and (B) 1.5, which payment shall be made in a lump sum within thirty (30) days following the Release Effective Date, and (2) twelve (12) months’ accelerated vesting of any stock options that are outstanding and unvested as of such termination, such that any outstanding and unvested stock options that would have vested during the twelve- (12) month period following the termination date had Mr. Aminov remained employed in good standing shall become immediately vested and exercisable for a period of three (3) months post-termination.

The forgoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRA PHARMACEUTICALS, INC.

Date: May 29, 2024	By:	/s/ Michelle Yanez
Michelle Yanez
Chief Financial Officer